Exhibit 99.3

VASCO Data Security International, Inc.

VASCO Data Security International Investor Conference Call

Edited Transcript

October 9, 2012

CORPORATE PARTICIPANTS

Kendall Hunt VASCO Data Security International, Inc.—Chairman & CEO

Jan Valcke VASCO Data Security International, Inc.—President & COO

Cliff Bown VASCO Data Security International, Inc.—EVP & CFO

CONFERENCE CALL PARTICIPANTS

Brian Freed Wunderlich Securities—Analyst

Elizabeth Colley Needham & Company—Analyst

Joe Maxa Dougherty & Company—Analyst

Ravi Ganten Private Investor

PRESENTATION

Operator

Ladies and gentlemen, thank you for standing by and welcome to the VASCO Data Security International Inc. Q3 2012 guidance update conference call.

During the presentation all participants will be in a listen-only mode. Afterwards we will conduct a question-and-answer session. (Operator Instructions)

I would now like to turn the conference over to our conference leader Mr. T. Kendall Hunt, founder, Chairman, and CEO. Please go ahead, sir.

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

Thank you, operator. Before we begin the conference call I would like to brief all of you on forward-looking statements.

Statements made in this conference call that relate to future plans, events, or performances are forward-looking statements. Any statement containing words such as believes, anticipates, plans, expects, projects, and similar words is forward-looking, and these statements involve risk and uncertainties and are based on current expectations.

Consequently, actual results could differ materially from the expectations expressed in these forward-looking statements. I direct your attention to the Company’s filings with the US Securities and Exchange Commission for a discussion of such risks and uncertainties in this regard.

Good morning, everyone. Earlier today we issued a press release stating that we expect revenues for the third quarter of 2012 to be approximately $36 million and that we also expect to fall short of our previously published guidelines for full year 2012 revenue and operating income as a percent of revenue.

Our current revenue estimate for Q3 2012 of $36 million is approximately 12% lower than our revenues for Q3 2011. The estimate of revenue for the quarter is subject to completion of our normal quarterly review processes, which we expect to complete on or around October 25, 2012.

We currently believe that our revenue for full year 2012 will be in the range of $150 million to $157 million, down from previous guidance of $175 million or more. We also believe that our operating income, excluding amortization of acquisition-related intangible assets, will be in the range of 11% to 13% of revenue, down from our previous guidance of 13% to 16% of revenue.

We are very disappointed to inform you of this news. The lower than expected revenues in the third quarter and our lowered guidance for the full year 2012 reflects the fact that our order intake in the third quarter of 2012 for delivery in both the third and fourth quarters of 2012 was below our expectations.

We believe that the shortfall in order intake is primarily related to timing of the receipt of orders from the banking market. We do not believe that the shortfall in order intake reflects a fundamental weakening of either the global banking market or our competitive position in that market.

Many of the purchase orders our sales organization had expected to receive from the procurement departments of our banking customers failed to materialize during the third quarter. We believe that they were delayed for a number of reasons, including, but not limited to, the unanticipated delays and increased complexity of the procurement processes of our customers. In these uncertain economic times it appears that our customers are being more demanding relative to the terms of the deals and more cautious in the issuance of purchase orders.

It is important to note that we have not received cancellations of the orders, just delays. We expect that most, if not all, of the delayed purchase orders will be issued either in Q4 or early in 2013. That said, given the limited time remaining in the year, such delayed orders, even if received in Q4, may not result in Q4 revenues.

While the forecast processes inevitably include a significant amount of subjective judgment relative to both the amount and timing of orders from customers, which leads to an inherent uncertainty, the current result is unacceptable to executive management and we believe we must and can do a better job forecasting in the future. Executive management is actively evaluating our forecasting processes and will be implementing new processes and taking other actions to improve our forecasting.

I will provide you an update on these actions taken at our regular earnings conference call at the end of the month. Notwithstanding this immediate disappointment, our pipeline of new orders remained strong and we are encouraged by the fact that we continue to participate in a number of significant RFPs and expect to win many of these opportunities.

At this time I would like to open the call to your questions. Operator?

QUESTION AND ANSWER

Operator

(Operator Instructions) Brian Freed, Wunderlich Securities.

Brian Freed—Wunderlich Securities—Analyst

Good morning, Ken. I have three quick questions. The first is can you give us a little more color around geographic concentration, specifically was Europe the primary source of weakness in the quarter or was it more broad-based than that?

Second, can you give us any additional color on the enterprise segment versus the banking? Did the enterprise side of our business meet objectives? And then, third, any update you can give us on did you on Digipass as a service?

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

Yes, as far as the areas concerned, the area that gave us the most challenges was indeed EMEA. We had good performance in the other geographic areas, so it was focused on EMEA mainly.

As far as enterprise is concerned, we were below last year, below our internal targets. I think to some degree that may be driven by the fact that we are a little under headcount, planned headcount for salespeople in that unit. We are finding recruiting a little more challenging than we thought because in uncertain economic times sometimes it is harder to get really good people to move from their current companies.

And as far as DPS, I think we are making progress. You have seen some announcements about different transactions, different partnerships, improvement in the products, like our MYDIGIPASS. COM platform now has three different languages. So we are encouraged by it. It is not—historically hasn’t gone as fast as we want, but we are making good progress and we are still optimistic.

Brian Freed—Wunderlich Securities—Analyst

Great, thanks.

Operator

(Operator Instructions) Elizabeth Colley, Needham & Co.

Elizabeth Colley—Needham & Company—Analyst

Can you tell us about the person you see purchasing at the large banks? Is it still on the commercial side of banking? Is the buyer still the same?

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

Jan, why don’t you answer that question? Elizabeth, I will let Jan answer the question, but just to introduce it, historically our banking business has been stronger in areas outside the United States. Believe it or not, the largest audience using our products is the retail or consumer banking customer.

Here in the United States it is just the opposite, it is mainly the corporate user. Jan, would you like to add some color to that?

Jan Valcke—VASCO Data Security International, Inc.—President & COO

Yes, basically the way it works thus far —

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

Jan, I think you’re too far away from the speaker.

Jan Valcke—VASCO Data Security International, Inc.—President & COO

Sorry, is this better?

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

That’s better, thank you.

Jan Valcke—VASCO Data Security International, Inc.—President & COO

So basically there are four departments that are in role for taking the decision if it comes to security mainly for consumer banking. The first one is, of course, the security officers that gives advice on the level of security that is needed by the application. The second one is the IT department, because a lot of the software needs to be integrated on their platforms.

The third one is marketing because the DIGIPASSes need to deployed, sold to the customers. Even if they are giving it away for free, it is still a marketing challenge to do that.

And the fourth one is procurement. Now—and above that there is always a VP or a Senior VP that makes the final decision.

That is the way it works. Normally there is a decision to go for one vendor and then procurement comes in place. Then there is long discussions today with procurement, with legal about the content of the contract. Not so anymore about the business decisions, but all the terms and conditions, penalties, and so on.

Elizabeth Colley—Needham & Company—Analyst

Okay, thank you.

Jan Valcke—VASCO Data Security International, Inc.—President & COO

Does that answer your question?

Elizabeth Colley—Needham & Company—Analyst

It does, thank you.

Operator

(Operator Instructions) Joe Maxa, Dougherty & Company.

Joe Maxa—Dougherty & Company—Analyst

Thank you. Ken, I am just curious, can you give us an idea of like the timeframe of when you started to see these orders be pushed out, given that the first half was a record quarter intake and you had very strong backlog at the end of Q2? Just kind of get an idea of how that transpired during the quarter.

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

Yes, it was a little deceiving. As we have announced, we saw—you will recall that we started the year with a backlog that was in a deficit compared to the year earlier. Entering 2011 we had a backlog of about $56 million and most of that backlog was actually shipped and recorded as revenue in 2011.

Entering 2012 we had a backlog of about $33 million, so about a $23 million deficit compared to the year earlier. Comparatively, though, our order intake was stronger and we reported that every quarter. By the end of the second quarter it was the highest quarter intake in the Company’s history. In fact, because it was so high, even at the end of the third quarter order intake was higher than last year.

As far as what happened, I’m not exactly sure. I haven’t talked to all the procurement officers and why they delayed pulling the trigger in issuing the purchase order. You know we can’t do anything unless we have a purchase order.

I am not sure if I know for sure. My suggestion or thought process is that it is just generally the malaise and concern in the Eurozone. We don’t like to lay that off, but I’m not sure what else to do. As I said and as Jan said, we feel the procurement department is a lot more thorough and a lot more demanding than they have ever been.

Cliff Bown—VASCO Data Security International, Inc.—EVP & CFO

Joe, just a few metrics. This is Cliff. When we talk about the order intake being strong in the first half, it actually was about 44% stronger than last year in the first quarter, 55% stronger than last year through the first six months, and then the third quarter was 31% weaker. So the specific answer to your question is we only saw the issue cropping up in the third quarter.

Within Europe, as you know, and our seasonality third quarter is always a period of heavy vacations in Q3, so we really needed to see the full quarter numbers for Q3 and the comparisons before we knew where we would be for the full year. The answer specifically is Q3 is when we saw it. At the end of Q3 year-to-date our order intake is about 18% stronger than it was last year, but at 18% it is not enough to overcome the backlog deficit entering the year that Jan or Ken mentioned.

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

Also, the pattern of delivery was different this year than last year. As I said a few minutes ago, a great percentage of the backlog going into 2011 was shipped in 2011. The pattern is a little different, has evolved to be different in 2012.

A lot of the backlog that we have, a lot of the RFPs that we expect to get before the end of the year won’t be shipped until 2013 and beyond.

Joe Maxa—Dougherty & Company—Analyst

So, Ken, are you still seeing a number of the large 12-month POs that you historically have? I know they went away during the last recession, but are you seeing any slippage of that?

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

We are seeing some slippage. I think one of the additional big differences comparing 2012 to 2011, last year we had several very, very large deals. A typical large deal is $1 million or $2 million bigger; last year we had some monsters.

We expected that we might have some large deals in 2012. We can see that in the forecast, but we didn’t have enough additional medium-sized large deals to overcome these three very, very large transactions last year.

Joe Maxa—Dougherty & Company—Analyst

Okay. Lastly for me is just the—you talked about the complexity of the procurement process. Can you just elaborate on that a bit again?

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

Well, the way it works in an RFP is that you compete for the business, and sometimes even if you have a customer you compete for the business. They want to keep you honest.

I would like to say we haven’t lost any competitive deals. Once we win the deal, once the operating manager or the department manager says, okay, VASCO, you’ve won it. You still have to go to procurement and negotiate the deal. And procurement is always trying to do the best transaction they can for their company.

In today’s environment, I think they feel like they have an opportunity to do better than in non-challenging environments. So they’re trying to negotiate the best price they can, the best terms they can, and that takes time because they might be asking for terms that they didn’t last time. So that takes time with legal; it takes time to negotiate all of those terms.

That is, I think, what is different than past years.

Joe Maxa—Dougherty & Company—Analyst

Then I got one more based on that. So does that suggest — if they are being a little bit more strict on terms and getting the best deals, should we be looking at your margins as potentially coming off a bit?

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

Cliff, I don’t see it. Our business is evolving into more software. The transactions that drive our margins down are the really, really large transactions where we get volume discounts. As we do smaller deals the gross margins are going to be a little higher, as we do more software that is very high margin. Blending together we are probably in the mid 60%s range.

Cliff Bown—VASCO Data Security International, Inc.—EVP & CFO

To add a little more color on that, Joe, I would say, no, it is not having a significant effect on margins. The competitive landscape is still largely the same with Gemalto being our most notable global competitor in the banking segment, RSA being the most notable competitor globally in the enterprise and application security.

We don’t believe that their cost structures have changed a lot, neither have ours. So when it comes to pricing and what the other firms are bidding, we haven’t seen any signficant change there. The more strict terms generally relate to the kind of warranties that they are looking for on the intellectual property, the indemnifications that they are looking for in terms of direct versus indirect damages, the time periods for payment of the invoices, and those kinds of things.

So it is a fairly detailed legal review of all of the other terms and conditions within the contracts with price being largely determined by what the competitors are doing.

Joe Maxa—Dougherty & Company—Analyst

All right. Thanks, guys.

Operator

[Ravi Ganten], private investor.

Ravi Ganten Private Investor

I was just wondering if you had any comments on the acquisition of PhoneFactor by Microsoft regarding your competitive position.

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

I don’t have a comment on it. I don’t know that we see PhoneFactor as a competitor so, no, I don’t have any comment.

Ravi Ganten Private Investor

Thank you.

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

You are welcome.

Operator

(Operator Instructions) Brian Freed, Wunderlich Securities.

Brian Freed—Wunderlich Securities—Analyst

A quick follow-up on the operating expense side of things. You kind of indicated gross margin hadn’t seen a material shift in the quarter. As we look at operating margin how should we think about OpEx in absolute dollars? Should we think of it as fairly similar to the June quarter in September, or have there been hiring and investment activities that would tend to ramp that up?

Cliff Bown—VASCO Data Security International, Inc.—EVP & CFO

Brian, I would consider it more in the context of the second quarter. The exchange rates haven’t changed a great deal. We haven’t done any significant new investment in Q3. In fact, as I mentioned before, Q3 is a heavy period of holidays in Europe and with that a lot of the salary expense we would normally have go against accruals for those holidays. So I would expect in general that our OpEx in Q3 would be stable to slightly down from where it was in Q2.

At this stage, and as we have talked before, we don’t plan any significant new investments or had not planned any significant new investments in 2012. So the overall run rate I think you should view as reasonably stable.

Brian Freed—Wunderlich Securities—Analyst

Okay, thanks so much.

Operator

(Operator Instructions) At this time I’m showing that we have no further questions.

Kendall Hunt—VASCO Data Security International, Inc.—Chairman & CEO

All right. Thank you, operator. Thanks, everybody, for coming to our updated guidance call.

Again, we are disappointed that we have to deliver this news, but as I also said before, we are still optimistic because our pipeline of orders in our forecasting system is strong. We have a lot of activities in RFP participation, and so we are still very, very optimistic.

With that I will bid everybody a good day.

Operator

Ladies and gentlemen, that does conclude the conference call for today. We thank you for your participation and ask that you please disconnect your lines.